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                                                                    EXHIBIT 99.7

                    POSITION SPECIFICATION FOR VICE CHAIRMAN
                            OF BOARD OF DIRECTORS OF
                          HILLENBRAND INDUSTRIES, INC.
                     APPROVED AT DECEMBER 2003 BOARD MEETING



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POSITION OVERVIEW:            The Vice Chairman of the Board acts in place of
                              the Chairman of the Board if the Chairman of the Board is absent or unable to act, assists the Chairman of the Board in providing leadership and direction to the Board of Directors and will succeed to the position of Chairman of the Board if the Chairman of the Board ceases to be the Chairman of the Board and the Board of Directors has not appointed another member of the Board of Directors to be Chairman of the Board.

CRITERIA FOR SELECTION:       In addition to the selection criteria applicable
                              to all directors, the Vice Chairman of the Board should satisfy the criteria for selection applicable to the Chairman of the Board as set forth in the Position Specification for Chairman of Board of Directors of Hillenbrand Industries,
                              Inc. in effect from time to time, including being an independent director under the standards of the New York Stock Exchange.

RESPONSIBILITIES:             Responsibilities of the Vice Chairman of the Board
                              include the following, in addition to those applicable to all other directors of the corporation:

                              1. Presiding at all meetings of the corporation's shareholders and Board of Directors in the absence of the Chairman of the Board;

                              2. Performing all other responsibilities of the Chairman of the Board if the Chairman of the Board is absent or unable to act; and

                              3. At the request of the Chairman of the Board, providing advice and counsel to or otherwise assisting the Chairman of the Board in the conduct of the responsibilities of the Chairman of the Board.

PERFORMANCE METRICS:          Performance meets expectations when the Vice
                              Chairman of the Board discharges the foregoing responsibilities with dedication, candor, fairness, integrity, honesty and discretion.
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